Registration No. 333-184712

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Exelon Generation Company, LLC

(Exact name of registrant as specified in its charter)

Pennsylvania	4911	23-3064219
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

300 Exelon Way

Kennett Square, Pennsylvania 19348

(610) 765-5959

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Jonathan W. Thayer

Executive Vice President and Chief Financial Officer

Exelon Corporation

10 South Dearborn Street

P.O. Box 805379

Chicago, Illinois 60603

312-394-7398

http://www.exeloncorp.com

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Bruce G. Wilson, Esquire Senior Vice President and Deputy General Counsel Exelon Corporation 10 South Dearborn Street P.O. Box 805379 Chicago, Illinois 60603 312-394-7398	Patrick R. Gillard, Esquire Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, Pennsylvania 19103 215-665-8500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
4.25% Senior Notes due 2022	$523,303,000	100%	$523,303,000	$71,378.53
5.60% Senior Notes due 2042	$788,203,000	100%	$788,203,000	$107,510.89

(1)	The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price represents the total value of the notes being exchanged under this registration statement.
(2)	Previously paid in connection with the initial filing of this registration statement on November 1, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted.

SUBJECT TO CHANGE, DATED             , 2012

Exelon Generation Company, LLC

Offers To Exchange

Exelon Generation Company, LLC

$523,303,000 4.25% Senior Notes due 2022

and

$788,203,000 5.60% Senior Notes due 2042

for

$523,303,000 4.25% Senior Notes due 2022

and

$788,203,000 5.60% Senior Notes due 2042

that have been registered under the Securities Act of 1933

The Exchange Offer

Exelon Generation Company, LLC (Generation) hereby offers, upon the terms and subject to the conditions described in this prospectus and the related letter of transmittal, to exchange (i) up to $523,303,000 of our outstanding unregistered 4.25% Senior Notes due 2022 (the outstanding 2022 notes) for a new series of our 4.25% Senior Notes due 2022 (which we refer to as the new 2022 notes); and (ii) up to $788,203,000 of our outstanding unregistered 5.60% Senior Notes due 2042 (the outstanding 2042 notes, and collectively with the outstanding 2022 notes, the outstanding notes) for a new series of our 5.60% Senior Notes due 2042 (which we refer to as the new 2042 notes, and collectively with the new 2022 notes, the new notes). We refer to these offers to exchange new notes for the outstanding notes as the “exchange offer.” The new notes will have substantially the same terms as the outstanding notes, except that the new notes will be registered under the Securities Act, the transfer restrictions and registration rights relating to the outstanding notes will not apply to the new notes, and the new notes will not provide for the payment of additional interest relating to the timing of the exchange offer. We will not receive any proceeds from the exchange offer. The exchange offer is not conditioned upon a minimum aggregate principal amount of outstanding notes being tendered.

The exchange offer will expire at 5:00 p.m., New York City time, on             , 2012 (the Expiration Date), unless the exchange offer is extended or earlier terminated by Generation. You may withdraw your tendered outstanding notes at any time on or prior to the expiration of the exchange offer. We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes in the same series as tendered. The exchange of outstanding notes for new notes will not be a taxable event for United States federal income tax purposes. We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any quotation system.

See “Risk Factors” beginning on page 17 for a discussion of factors you should consider in evaluating this exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the Expiration Date (as defined herein) and ending 180 days after the Expiration Date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated             , 2012.

i

When we refer to the term “note” or “notes,” we are referring to both the outstanding notes and the new notes to be issued in the exchange offer. When we refer to “holders” of the notes, we are referring to those persons who are the registered holders of notes on the books of the registrar appointed under the indenture. Unless the context otherwise indicates, all references to “we,” “us” or “our” in this prospectus mean Exelon Generation Company, LLC, a Pennsylvania limited liability company, and its consolidated subsidiaries.

We are only responsible for the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement or included elsewhere in the registration statement of which this prospectus is a part. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, information statements and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet on the SEC’s web site at http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

In addition to the resources maintained by the SEC, you may also obtain these filings at no cost by writing us at Exelon Generation Company, LLC, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, Illinois 60680-5398; Attention: Investor Relations or by calling us at 312-394-2345.

Information about us is also available on Exelon’s web site at http://www.exeloncorp.com. This web site and the SEC’s web site above are intended to be inactive textual references only. Information on Exelon’s or the SEC’s web site (other than the documents incorporated by reference) is not a part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” into this prospectus supplement certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (but not information deemed pursuant to the SEC’s rules to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

Exelon Corporation (Exelon), Generation, Commonwealth Edison Company (ComEd), PECO Energy Company (PECO) and Baltimore Gas and Electric Company (BGE) file combined reports under the Securities Exchange Act of 1934, as amended (Exchange Act). We are incorporating by reference into this prospectus portions of the documents listed below relating to Generation and any subsequent filings Generation makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed pursuant to the SEC’s rules to be furnished and not filed with the SEC) after the date of this prospectus and prior to the later of (i) the termination or completion of the exchange offer and (ii) the termination of the period of time described under “Plan of Distribution” during which we have agreed to make available this prospectus to broker-dealers in connection with certain resales of the new notes:

Our Annual Report on Form 10-K for the year ended December 31, 2011;

Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012; and

Our Current Reports on Form 8-K and Form 8-K/A dated:

•	January 16, 2012 and filed on January 17, 2012;

•	February 16, 2012 and filed on February 16, 2012;

•	February 17, 2012 and filed February 21, 2012;

•	March 9, 2012 and filed on March 14, 2012;

•	March 12, 2012 and filed on March 16, 2012;

•	March 12, 2012 and filed on May 25, 2012;

•	April 5, 2012 and filed on April 5, 2012;

•	June 7, 2012 and filed on June 7, 2012;

•	June 13, 2012 and filed on June 14, 2012;

•	June 18, 2012 and filed on June 18, 2012;

•	June 18, 2012 and filed on June 19, 2012;

•	June 26, 2012 and filed on June 27, 2012;

•	June 28, 2012 and filed on June 28, 2012;

•	July 12, 2012 and filed on July 12, 2012;

•	August 1, 2012 and filed on August 1, 2012;

•	August 10, 2012 and filed on August 13, 2012;

•	September 4, 2012 and filed on September 4, 2012;

•	September 18, 2012 and filed on September 18, 2012;

•	September 24, 2012 and filed on September 24, 2012; and

•	October 29, 2012 and filed on October 29, 2012.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Incorporation by Reference” contain certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to statements in this prospectus made in connection with the exchange offer. The factors that could cause actual results to differ materially from the forward-looking statements include: (1) any risk factors discussed in this prospectus supplement and the accompanying prospectus; (2) those factors discussed in the following sections of our 2011 Annual Report on Form 10-K: ITEM 1A. Risk Factors, ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and ITEM 8. Financial Statements and Supplementary Data: Note 18; (3) those factors discussed in the following sections of Constellation Energy Group’s 2011 Annual Report on Form 10-K: ITEM 1A. Risk Factors, ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and ITEM 8. Financial Statements and Supplementary Data: Note 12; (4) those factors discussed in the following section of our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012: Part II- ITEM 1A. Risk Factors, and Part 1, Financial Information, ITEM 1. Financial Statements: Note 15, 16 and 16, respectively, and (5) other factors discussed herein and in other filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information you should consider before deciding whether to participate in the exchange offer. You should read this entire prospectus carefully, including the section titled “Risk Factors,” before making an investment decision. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Generation” “we,” “us,” “our” or similar references, mean Exelon Generation Company, LLC and its consolidated subsidiaries.

EXELON GENERATION COMPANY, LLC

Generation was formed in 2000 as a Pennsylvania limited liability company. Generation began operations as a result of a corporate restructuring, effective January 1, 2001, in which Exelon separated its generation and other competitive businesses from its regulated energy delivery businesses at ComEd and PECO. In March 2012, in connection with the merger with Constellation Energy Group, Inc. (Constellation), Exelon contributed to Generation certain subsidiaries that were acquired from Constellation, including Constellation’s generation and customer supply businesses. Generation’s principal executive offices are located at 300 Exelon Way, Kennett Square, Pennsylvania 19348, and its telephone number is 610-765-5959.

Generation is one of the largest competitive electric generation companies in the United States, as measured by owned and controlled megawatts. Generation combines its large generation fleet with an experienced wholesale energy marketing operation and a competitive retail supply operation. Generation’s presence in well-developed wholesale energy markets, integrated hedging strategy that mitigates the adverse impact of short-term market volatility, and low-cost nuclear generating fleet, which is operated consistently at high capacity factors, position it well to succeed in competitive energy markets. Generation’s business consists of its owned and contracted electric generating facilities, its wholesale energy marketing operations and its competitive retail supply operations.

Generation’s other business activities include retail and wholesale gas, upstream natural gas, proprietary trading, energy efficiency and demand response, the design, construction and operation of renewable energy, heating, cooling and cogeneration facilities, and home improvements, sales of electric and gas appliances, servicing of heating, air conditioning, plumbing, electrical and indoor air quality systems.

Generation is a public utility under the Federal Power Act, and is subject to the exclusive ratemaking jurisdiction of the Federal Energy Regulatory Commission over wholesale sales of electricity and the transmission of electricity in interstate commerce.

SUMMARY FINANCIAL INFORMATION

We have provided the following Generation summary financial information for your reference. We have derived the summary information presented here from Generation’s financial statements that we have incorporated by reference into this prospectus. You should read the summary financial information together with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus and the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements and the related notes included and incorporated by reference in this prospectus. See “Incorporation by Reference” and “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.”

	Year Ended December 31,			Nine Months Ended September 30,
	2011	2010	2009	2012	2011
	($ in millions)			($ in millions) (unaudited)
Income Statement Data
Operating revenues	$10,308	$10,025	$9,703	$10,509	$7,919
Operating income	2,876	3,046	3,295	830	2,203
Net income	1,771	1,972	2,122	419	1,325

Cash Flow Data
Cash interest paid, net of amount capitalized	$158	$145	$69	$104	$82
Capital expenditures	(2,491)	(1,883)	(1,977)	(2,602)	(1,865)
Net cash flows provided by operating activities	3,313	3,032	3,930	3,013	2,122
Net cash flows used in investing activities	(3,077)	(2,896)	(2,220)	(2,056)	(2,421)
Net cash flows used in financing activities	(196)	(779)	(1,746)	(623)	(14)

	As of December 31,			As of September 30,
	2011	2010	2009	2012
	($ in millions)			($ in millions) (unaudited)
Balance Sheet Data
Property, plant and equipment, net	$13,475	$11,662	$9,809	$18,708
Deferred debits and other assets	10,741	9,785	9,237	15,224
Total assets	27,433	24,534	22,406	41,090
Long-term debt, including due within one year	3,677	3,679	2,993	7,383
Deferred credits and other liabilities	12,907	11,838	10,385	16,549
Total liabilities	18,725	17,357	15,614	28,160
Total member’s equity	8,703	7,172	6,790	12,839

UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

On March 12, 2012, our parent corporation, Exelon, completed the merger contemplated by its Agreement and Plan of Merger, dated as of April 28, 2011, with Constellation Energy Group, Inc. (Constellation). As a result of the merger, a wholly owned subsidiary of Exelon was merged into Constellation (Initial Merger) and Constellation became a wholly owned subsidiary of Exelon. Immediately thereafter, Exelon completed a series of internal corporate organizational restructuring transactions. Initially, Constellation merged with and into Exelon, with Exelon continuing as the surviving corporation (Upstream Merger). Simultaneously with the Upstream Merger, Constellation’s interest in Baltimore Gas and Electric Company (BGE) was transferred to Exelon’s subsidiary that holds its other energy delivery businesses, Commonwealth Edison Company (ComEd) and PECO Energy Company (PECO). Exelon next contributed to Generation certain subsidiaries that were acquired from Constellation, including Constellation’s generation and customer supply businesses.

The following Unaudited Pro Forma Condensed Combined Consolidated Financial Statements (referred to as the pro forma financial statements) combine the historical consolidated financial statements of Generation and Nonregulated Constellation to illustrate the effect of the Initial Merger and the Upstream Merger (collectively the mergers). You should read the pro forma financial statements together with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus. See “Where You Can Find More Information” in this prospectus.

The pro forma financial statements were based on and should be read in conjunction with the:

•	accompanying notes to the pro forma financial statements; and

•

consolidated financial statements of Generation for the nine months ended September 30, 2012 and the notes relating thereto which are included in Exelon’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 in Part 1. FINANCIAL INFORMATION, Item 1. Financial Statements, beginning at page 13.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the mergers, (2) factually supportable and (3) expected to have a continuing impact on the combined results. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations (which we refer to as the pro forma statement of operations) for the nine months ended September 30, 2012 gives effect to the mergers as if they occurred on January 1, 2011. The Unaudited Pro Form Condensed Combined Consolidated Balance Sheet (which we refer to as the pro forma balance sheet) gives effect to the mergers as if they occurred on September 30, 2012.

As described in the accompanying notes, the pro forma financial statements have been prepared using the acquisition method of accounting under existing United States generally accepted accounting principles, or GAAP, and the regulations of the SEC.

The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what the combined company’s results of operations would have been had the mergers been completed on the date indicated. In addition, the pro forma financial statements do not purport to project the future results of operations or financial position of the combined company. The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other actions that are expected to result from the mergers.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements. The initial accounting for the mergers is not complete because the valuations necessary to assess the fair values of certain assets acquired and liabilities assumed are considered preliminary. The preliminary amounts recognized are subject to revision until the valuations are completed and to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. Any changes to the fair value assessments may affect the purchase price allocation and material changes could require the financial statements to be retroactively amended. See Note 3 – Purchase Price and Preliminary Purchase Price Allocation of the Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements for additional information.

EXELON GENERATION COMPANY, LLC

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

As of September 30, 2012

(in millions)

	Generation	Pro Forma Adjustments (m)	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$732	$339	$1,071
Cash and cash equivalents of variable interest entities	98	—	98
Restricted cash and investments	1	—	1
Restricted cash of variable interest entities	19	—	19
Accounts receivable, net
Customer	1,580	—	1,580
Other	291	—	291
Accounts receivable, net, variable interest entities	225	—	225
Mark-to-market derivative assets	928	—	928
Mark-to-market derivative assets from affiliates	352	—	352
Receivables from affiliates	130	—	130
Unamortized energy contract assets	1,141	—	1,141
Inventories, net
Fossil fuel	136	—	136
Materials and supplies	620	—	620
Other	905	(339)	566

Total current assets	7,158	—	7,158

Property, plant and equipment, net	18,708	—	18,708
Deferred debits and other assets
Nuclear decommissioning trust funds	7,140	—	7,140
Investments	82	—	82
Investments in affiliates	348	—	348
Goodwill	1,908	—	1,908
Mark-to-market derivative assets	1,026	—	1,026
Prepaid Pension Asset	2,021	—	2,021
Pledged assets for Zion Station decommissioning	631	—	631
Unamortized energy contract assets	1,191	—	1,191
Other	877	—	877

Total deferred debits and other assets	15,224	—	15,224

Total assets	$41,090	$—	$41,090

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, which are an integral part of these statements.

EXELON GENERATION COMPANY, LLC

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

As of September 30, 2012

(in millions)

	Generation	Pro Forma Adjustments (m)	Pro Forma Combined
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$11	$—	$11
Long-term debt due within one year	23	—	23
Long-term debt due within one year of variable interest entities	4	—	4
Accounts payable	1,501	—	1,501
Accounts payable of variable interest entities	132	—	132
Accrued expenses	1,106	—	1,106
Payables to affiliates	99	—	99
Deferred income taxes	69	—	69
Mark-to-market derivative liabilities	504	—	504
Unamortized energy contract liabilities	429	—	429
Other	377	—	377

Total current liabilities	4,255	—	4,255

Long-term debt	7,148	—	7,148
Long-term debt of variable interest entities	208	—	208
Deferred credits and other liabilities
Deferred income taxes and unamortized investment tax credits	5,410	—	5,410
Asset retirement obligations	4,730	—	4,730
Non-pension postretirement benefit obligations	849	—	849
Spent nuclear fuel obligation	1,020	—	1,020
Payables to affiliates	2,383	—	2,383
Mark-to-market derivative liabilities	355	—	355
Unamortized energy contract liabilities	589	—	589
Payable for Zion Station decommissioning	422	—	422
Other	791	—	791

Total deferred credits and other liabilities	16,549	—	16,549

Total liabilities	28,160	—	28,160

Commitments and contingencies
Equity
Membership interest	8,814	—	8,814
Undistributed earnings	3,273	—	3,273
Accumulated other comprehensive loss, net	752	—	752

Total shareholders’ equity	12,839	—	12,839
Noncontrolling interest	91	—	91

Total equity	12,930	—	12,930

Total liabilities and shareholders’ equity	$41,090	$—	$41,090

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, which are an integral part of these statements.

EXELON GENERATION COMPANY, LLC

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2012

(in millions)

	Generation Historical (a)	Nonregulated Constellation Historical (a)	Pro Forma Adjustments		Pro Forma Combined
Operating revenues	$9,276	$1,846	$366	(d)	$11,488
Operating revenues from affiliates	1,233	—	32	(b)	1,265

Operating expenses
Purchased power and fuel	5,018	1,451	32	(b)	6,531
			30	(d)
Operating and maintenance	3,319	283	(248	) (i)	3,301
			(35	) (j)
			(18	) (k)
Operating and maintenance from affiliates	437	—	—		437
Depreciation and amortization	564	63	(11	) (c)	609
			10	(g)
			(17	) (m)
Taxes other than income	272	22	—		294

Total operating expenses	9,610	1,819	(257)		11,172

Equity investment earnings (losses) of unconsolidated affiliates	(69)	(15)	9	(e)	(76)
			(1	) (f)

Operating income	830	12	663		1,505

Other income and deductions
Interest expense	(223)	(26)	11	(h)	(238)
Other, net	185	(17)	4	(h)	172

Total other income and deductions	(38)	(43)	15		(66)

Income (loss) before income taxes	792	(31)	678		1,439
Income taxes expense (benefit)	373	2	272	(l)	647

Net income (loss)	419	(33)	406		792

Net income attributable to noncontrolling interest	(6)	(7)	—		(13)
Net income (loss) attributable to common stock	$425	$(26)	$406		$805

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, which are an integral part of these statements.

GENERATION AND NONREGULATED CONSTELLATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The pro forma financial statements were derived from historical consolidated financial statements of Generation and Nonregulated Constellation for, and as of, the nine months ended September 30, 2012. Certain reclassifications have been made to the historical financial statements of Nonregulated Constellation to conform with Generation’s presentation. This resulted in income statement adjustments to operating revenues and operating expenses.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the mergers, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The following matters have not been reflected in the pro forma financial statements as they do not meet the aforementioned criteria.

•

Cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that have not yet been incurred and reflected in the historical financial statements, and that could result from the mergers. The timing and effect of actions associated with integration are currently uncertain.

•

Other than depreciation and amortization expense, adjustments to eliminate the operating revenues and expenses directly associated with Constellation’s Brandon Shores, H.A. Wagner and C.P. Crane generation plants that Generation agreed to enter into contracts to sell within 150 days (subsequently extended 30 days by the Department of Justice (DOJ)) following the completion of the mergers, given the specifically identifiable revenues related to the plants are not determinable. Generation has excluded the depreciation and amortization expense recorded for these assets prior to the merger from the pro forma statement of operations. See Note 4 – Pro Forma Adjustments to Financial Statements for additional information.

•

Generation’s commitment to cause construction of a headquarters building in Baltimore for Generation’s competitive energy business, or commitment to develop 285 — 300 MW of new generation in Maryland, expected to be completed over a period of 10 years. Such costs, which are expected to be primarily capital in nature, will be recognized as incurred. As of September 30, 2012, amounts reflected in the Generation consolidated financial statements for these expenditure commitments were immaterial. Given the information available as of the filing of this document, Generation cannot estimate the expense it will incur related to these commitments. Other regulatory commitments were expensed in the consolidated financial statements of Generation for the nine months ended September 30, 2012. The related pro forma adjustments are described in Note 4 – Pro Forma Adjustments to Financial Statements.

The pro forma financial statements were prepared using the acquisition method of accounting under GAAP and the regulations of the SEC. Generation has been treated as the acquirer in the mergers for accounting purposes. Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at fair value as of the acquisition date. In addition, acquisition accounting establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price. The initial accounting for the mergers is not complete because the valuations necessary to assess the fair values of certain assets acquired and liabilities assumed are considered preliminary. The preliminary amounts recognized are subject to revision until the valuations are completed and to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position. See Note 3 – Purchase Price and Preliminary Purchase Price Allocation for additional information.

Note 2. Significant Accounting Policies

Generation is not aware of any differences in accounting policies that would have a material impact on the combined financial statements. The pro forma financial statements do not assume any differences in accounting policies.

Note 3. Purchase Price and Preliminary Purchase Price Allocation

Exelon acquired all of the outstanding shares of Constellation’s common stock for shares of Exelon common stock at the fixed exchange ratio of 0.930 of a share of Exelon common stock per share of Constellation’s common stock. The total consideration transferred was based on the opening price of a share of Exelon common stock on March 12, 2012 (in millions except conversion ratio and share price):

	Number of Shares/ Awards Issued	Total Estimated Fair Value
Issuance of Exelon common stock to Constellation stockholders at the exchange ratio of 0.930 shares for each share of Constellation common stock; based on the opening price of Exelon common stock on March 12, 2012 of $38.91 (a)	187.45	$7,294
Issuance of Exelon equity awards to replace existing Constellation equity awards (b)	11.30	71

Total estimated purchase price		$7,365

(a)	The number of shares issued excludes 0.7 million shares of stock that are held in a custodian account specifically for the settlement of unvested share-based restricted stock awards. The related share value is excluded from the estimated fair value as these awards have not vested and therefore are not in the purchase price.
(b)	Includes vested Constellation stock options and restricted stock units converted at fair value to Exelon awards on March 12, 2012. The fair value of the stock options was determined using the Black-Scholes model.

The purchase price was computed using Constellation’s outstanding shares as of March 12, 2012, adjusted for the exchange ratio. The purchase price reflects the market value of Exelon’s common stock issued in connection with the Initial Merger based on the opening price of a share of Exelon common stock on March 12, 2012. The purchase price also reflects the total estimated fair value of Constellation’s share-based compensation awards outstanding as of March 12, 2012, excluding the value associated with employee service yet to be rendered.

The allocation of the purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments to reflect the fair values of Constellation’s assets and liabilities at the time of the completion of the mergers. The final allocation of the purchase price could differ materially from the preliminary allocation used for the pro form financial statements as the valuations are not complete.

The preliminary purchase price allocation of the Initial Merger of Exelon with Constellation and Exelon’s contribution of certain subsidiaries of Constellation to Generation was as follows:

	Exelon	Generation
Preliminary Purchase Price Allocation
Current assets	$4,936	$3,638
Property, plant and equipment	9,240	3,948
Unamortized energy contracts	3,218	3,218
Other intangibles, trade name and retail relationships	457	457
Investment in affiliates	1,942	1,942
Pension and OPEB regulatory asset	740	—
Other assets	2,668	1,266

Total assets	23,201	14,469

Current liabilities	3,431	2,798
Unamortized energy contracts	1,722	1,512
Long-term debt, including current maturities	6,038	2,972
Noncontrolling interest	92	92
Deferred credits and other liabilities and preferred securities	4,553	1,837

Total liabilities, preferred securities and noncontrolling interest	15,836	9,211

Total purchase price	$7,365	$5,258

Intangible Assets Recorded

For the power supply and fuel accrual-based contracts acquired from Nonregulated Constellation, the difference between the contract price and the market price at the date of the mergers was recognized as either an intangible asset or liability based on whether the accrual-based contracts were in or out-of-the-money. The valuation of the acquired intangible assets/liabilities was estimated by applying either the market approach or the income approach depending on the nature of the underlying contract. The market approach was utilized when prices and other relevant information generated by market transactions involving comparable transactions were available. Otherwise the income approach, which is based upon discounted projected future cash flows associated with the underlying contracts, was utilized. The measure is based upon certain unobservable inputs, which are considered Level 3 inputs, pursuant to applicable accounting guidance. Key estimates and inputs include forecasted power and fuel prices and the discount rate. These intangible assets and liabilities will be amortized over the life of the contract in relation to the present value of the underlying cash flows. Amortization expense and income will be recorded through operating revenues or purchased power and fuel expense, respectively. The weighted-average amortization period is approximately 1.5 years.

The fair value of the Nonregulated Constellation trade name intangible asset was determined based on the relief from royalty method of the income approach whereby fair value is the present value of the license fees avoided by owning the assets. The measure is based upon certain unobservable inputs, which are considered Level 3 inputs, pursuant to applicable accounting guidance. Key assumptions include the hypothetical royalty rate and the discount rate. The intangible asset will be amortized on a straight line basis over an estimated ten year useful life as amortization expense. The trade name intangible asset is included in deferred debits and other assets within Generation’s Consolidated Balance Sheets.

The fair value of the retail relationships was determined based on a “multi-period excess method” of the income approach. Under this method, the intangible asset’s fair value is equal to the estimated future cash flows that will be earned on the current customer base, taking into account expected contract renewals based on customer attrition rates and costs to retain those customers. The measure is based upon certain unobservable inputs, which are considered Level 3 inputs, pursuant to applicable accounting guidance. Key assumptions include the customer attrition rate and the discount rate. The intangible assets will be amortized on a straight line based over the useful life of the underlying assets averaging approximately 12.4 years as amortization expense.

Generation’s acquired intangible assets and liabilities included in its Consolidated Balance Sheet, along with the future estimated amortization, were as follows as of September 30, 2012:

					Estimated amortization expense
Description	Weighted Average Amortization	Gross	Accumulated Amortization	Net	Remainder of 2012	2013	2014	2015	2016
Unamortized energy contracts, net	1.5	$1,702	$(794)	$908	$301	$473	$89	$18	$(31)
Trade name	10.0	243	(14)	229	10	24	24	24	24
Retail relationships	12.4	214	(9)	205	8	19	19	19	19

Total, net		$2,159	$(817)	$1,342	$319	$516	$132	$61	$12

Note 4. Pro Forma Adjustments to Financial Statements

The pro forma adjustments included in the pro forma financial statements are as follows:

(a) Generation and Nonregulated Constellation historical presentation – Certain financial statement line items included in Generation’s and Nonregulated Constellation’s historical presentation have been reclassified between line items. These reclassifications had no impact on the historical operating income or net income reported by Generation or Nonregulated Constellation. In addition, Nonregulated Constellation’s historical presentation in the pro forma statement of operations for the nine months ended September 30, 2012 represents the activity from January 1, 2012 through the effective time of the merger.

(b) Intercompany Transactions – The pro forma statement of operations for Generation includes pro forma adjustments to eliminate transactions between Generation and Nonregulated Constellation included in each company’s historical financial statements, primarily for purchases and sales of energy between the companies.

Generation
Unaudited Pro Forma Combined Consolidated Statement of Operations (in millions)	Nine Months Ended September 30, 2012
Operating revenues	$32
Operating revenues from affiliates
Operating expenses
Purchased power and fuel	32

Pro forma statement of operations adjustment	$—

(c) Nonregulated Property, Plant and Equipment – The pro forma statement of operations for Generation includes the pro forma adjustments to reflect the decrease in depreciation and depletion expense resulting from the fair valuation adjustment to Nonregulated Constellation’s generating assets, resulting in net decreased depreciation expense of $11 million and for the nine months ended September 30, 2012. These estimates are preliminary, subject to change and could vary materially from the actual adjustment until the valuations are completed. The estimated useful life of Nonregulated Constellation’s property, plant and equipment ranges from 10 to 44 years.

(d) Power Supply and Fuel Contracts – The pro forma statement of operations includes pro forma adjustments to reflect the increase in operating revenues for sales and decrease in purchased power expense for purchases resulting from the amortization of the fair valuation adjustment related to Nonregulated Constellation’s non-derivative energy and fuel contracts. The pro forma statement of operations for Generation includes an increase of operating revenues of $366 million and an increase in purchased power expense of $30 million for the nine months ended September 30, 2012. These estimates are preliminary, subject to change and could vary materially from the actual adjustments at the time the valuations are completed.

(e) Investments in Affiliates – The pro forma statement of operations for Generation includes the pro forma adjustment reflecting a decrease in the basis difference amortization of $9 million for the nine months ended September 30, 2012. The basis difference represents the difference between the carrying amount and fair value of Nonregulated Constellation’s investment in CENG. The basis difference is amortized over the respective useful lives of the assets and liabilities of CENG or as CENG’s assets and liabilities impact the earnings of CENG.

(f) Other Investments – The pro forma statement of operations for Generation includes the pro forma adjustment for the basis difference amortization for the fair value of Nonregulated Constellation’s investment in a hydroelectric generation facility of $1 million for the nine months ended September 30, 2012. The basis difference represents the difference between the carrying amount and fair value of Nonregulated Constellation’s investment and is assumed to be amortized straight line over a term of 40 years based on the anticipated life of the asset.

(g) Intangible Assets – The pro forma statement of operations for Generation includes the pro forma adjustment to reflect the net incremental amortization resulting from the pro forma fair valuation of Nonregulated Constellation NewEnergy’s trade names and customer relationships of $10 million for the nine months ended September 30, 2012. The trade name and customer relationships intangible assets are assumed to be amortized straight line over their useful lives, which range from 5 to 15 years.

(h) Debt – The pro forma statement of operations includes the pro forma adjustment to reflect the net reduction in interest expense resulting from the fair valuation of Nonregulated Constellation’s third-party debt of $11 million for Generation for the nine months ended September 30, 2012. In addition, the pro forma statements of operation includes pro forma adjustments to reflect the elimination of the amortization of Nonregulated Constellation’s deferred debt issuance and credit facility costs of $4 million in other expense for Generation for the nine months ended September 30, 2012.

(i) Merger Transaction Costs –The Generation pro forma statement of operations includes the pro forma adjustment to eliminate the merger transaction costs incurred by Generation and Nonregulated Constellation of $248 million for the nine months ended September 30, 2012. The merger transaction costs consisted of investment banking fees, legal fees, and employee-related costs directly attributable to the mergers and other merger-related transaction costs. These costs have been excluded from the pro forma statements of operations as they reflect non-recurring charges not expected to have a continuing impact on the combined results.

(j) Regulatory Commitments – The pro forma statement of operations for the nine months ended September 30, 2012 includes a pro forma adjustment to exclude costs related to commitments promised in the settlement agreements, as these adjustments are directly attributable to the mergers and reflect non-recurring charges not expected to have a continuing impact on the combined results. The following pre-tax costs were excluded from the pro forma statement of operations for the nine months ended September 30, 2012:

Description	Payment Period	BGE	Generation	Exelon	Statement of Operations Location
BGE rate credit of $100 per residential customer (a)	Q2 2012	$113	$—	$113	Revenues
Customer investment fund to invest in energy efficiency and low-income energy assistance to BGE customers	2012 to 2014	—	—	113.5	O&M Expense
Contribution for renewable energy, energy efficiency or related projects in Baltimore	2012 to 2014	—	—	2	O&M Expense
Charitable contributions at $7 million per year for 10 years	2012 to 2021	28	35	70	O&M Expense
State funding for offshore wind development projects	Q2 2012	—	—	32	O&M Expense
Miscellaneous tax benefits	Q2 2012	(2)	—	(2)	Taxes Other Than Income

Total		$139	$35	$328.5

(k) Share-based Compensation – Each Constellation share award was converted as described above. The authoritative guidance for accounting for business combinations requires that the fair value of replacement awards and cash payments made to settle vested awards attributable to pre-combination service be included in the determination of the purchase price. Accordingly, the fair value of Constellation share-based awards which immediately vested at the effective time of the Initial Merger has been attributed to pre-combination service and reflected in purchase price. For unvested Constellation share-based awards converted to unvested Exelon awards at the effective time of the Initial Merger, the future compensation expense is consistent with the compensation expense recorded in Constellation’s historical income statements. For unvested Constellation share-based awards that were immediately vested at the effective time of the Initial Merger, the Generation pro forma statement of operations for the nine months ended September 30, 2012 includes the pro forma adjustment of $18 million to exclude expense related to the acceleration. These costs have been excluded from the pro forma statements of operations as they reflect non-recurring charges directly attributable to the transaction.

(l) Income Taxes – The pro forma statement of operations includes the pro forma adjustment to reflect the tax effects of the pro forma adjustments based on an estimated prospective statutory tax rate of 40% for the combined company. The estimated prospective statutory tax rate of 40% could change based on future changes in the applicable tax rates and final determination of the combined company’s tax position.

(m) Assets Held for Sale – The pro forma statement of operations reflects the elimination of the depreciation and amortization expense directly associated with Constellation’s Brandon Shores, H.A. Wagner and C.P. Crane generation plants that Generation has committed to sell within 150 days (subsequently extended 30 days by the DOJ) following the completion of the mergers of $17 million for the nine months ended September 30, 2012. The pro forma balance sheet reflects the elimination of the assets and liabilities directly associated with Constellation’s Brandon Shores, H.A. Wagner and C.P. Crane generation plants that Exelon has recorded as assets held for sale on its balance sheet, as well as expected cash proceeds and estimated loss on sale. On August 8, 2012, Generation reached an agreement to sell these Maryland generating stations and associated assets. The agreement includes a base price with purchase price adjustments based on fuel inventory, working capital, capital expenditures, and timing of the closing, resulting in estimated proceeds of approximately $388 million in the fourth quarter less cash payments of approximately $32 million over a twelve-month period beginning in June 2014. Generation expects to incur transaction costs of approximately $20 million through the closing of the transaction. Decisions by certain market participants to remove themselves from the bidding process, combined with the deadlines and limitations on the pool of potential buyers imposed by the merger approval orders, resulted in realized sales proceeds below the estimated fair value of the Maryland generating stations than would have been achieved in an orderly transaction. Consequently, Generation recorded a pre-tax loss of $278 million in operating and maintenance expense in the third quarter of 2012 to reflect the difference between the estimated sales price and carrying value.

PROSPECTUS SUMMARY

For a more complete description of the terms of the New Notes, see “Description of New Notes.”

Summary of the Exchange Offer

On June 18, 2012, we completed the private offering of $275,000,000 aggregate principal amount of outstanding 2022 notes and $500,000,000 aggregate principal amount of outstanding 2042 notes. We received proceeds, after deducting the discount to the initial purchasers, of $767,836,500 from that offering. On June 28, 2012 and July 13, 2012, pursuant to an exchange offer, we issued an additional $248,303,000 aggregate principal amount of outstanding 2022 notes and an additional $288,203,000 aggregate principal amount of outstanding 2042 notes in connection with private exchange offers to certain eligible holders to exchange any and all of the outstanding 7.60% Senior Notes due 2032 of our parent, Exelon (which were assumed by Exelon from Constellation).

The Exchange Offer	We are offering to exchange up to $523,303,000 of our new 2022 notes and $788,203,000 of our new 2042 notes for a like aggregate principal amount of outstanding notes of the same series. The outstanding notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 thereof.

Resale of the New Notes

We are making the exchange offer in reliance on the position of the staff of the Division of Corporation Finance of the SEC outlined in certain interpretive letters issued to other companies in other transactions. We believe that the new notes acquired in this exchange offer may be freely traded without compliance with the provisions of the Securities Act that call for registration and delivery of a prospectus, except as described in the following paragraph.

The new notes will be freely tradable only if the holders meet the conditions described under “Required Representations” above. If you are a broker-dealer that purchased outstanding notes for your own account as part of market-making or trading activities, you must deliver a prospectus when you sell the new notes. We have agreed in the registration rights agreement relating to the outstanding notes to allow you to use this prospectus for this purpose during the one-year period following the Expiration Date, subject to our right under some circumstances to restrict your use of this prospectus. See “The Exchange Offer – Resales of New Notes.”

Broker-dealers that acquired outstanding notes directly from us may not rely on the staff’s interpretations and must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as a selling security holder, in order to resell the outstanding notes or the new notes.

Accrued Interest on the New Notes	The new 2022 notes will bear interest at an annual rate of 4.25% and the new 2042 notes will bear interest at an annual rate of 5.60%. Any interest that has accrued and is unpaid on the outstanding notes before their tender in this exchange offer will be payable on the new notes on the first interest payment date after the conclusion of this exchange offer.

Procedures for Exchanging Notes

If you wish to accept the exchange offer and your outstanding notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct this custodial entity to tender your outstanding notes on your behalf pursuant to the procedures of the custodial entity. If your outstanding notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the Exchange Agent at the address set forth on the cover page of the letter of transmittal.

Custodial entities that are participants in The Depository Trust Company, or “DTC,” may tender outstanding notes through DTC’s Automated Tender Offer Program, or “ATOP,” which enables a custodial entity, and the beneficial owner on whose behalf the custodial entity is acting, to electronically agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP.

By tendering your outstanding notes in either of these manners, you will represent and agree with us that:

•        you are acquiring the new notes in the ordinary course of your business;

•        you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

•        you are not an affiliate of the issuer (within the meaning of Rule 405 under the Securities Act); and

•        if you are a broker-dealer registered under the Exchange Act, you are participating in the exchange offer for your own account in exchange for outstanding notes acquired as a result of market-making activities or other trading activities and you will deliver a prospectus in connection with any resale of the new notes.

See “The Exchange Offer—Effect of Surrendering Outstanding notes.”

Expiration Date	5:00 p.m., Eastern time, on the last business day of the Exchange Period (as defined herein), unless the exchange offer is extended (Expiration Date).

Exchange Date	We will notify the Exchange Agent of the date of acceptance of the outstanding notes for exchange.

Withdrawal Rights	If you tender your outstanding notes for exchange in this exchange offer and later wish to withdraw them, you may do so at any time before 5:00 p.m., Eastern time, on the Expiration Date.

Acceptance of Outstanding Notes and Delivery of New Notes	We will accept any outstanding notes that are properly tendered for exchange before 5:00 p.m., Eastern time, on the Expiration Date. The new notes will be delivered promptly after the Expiration Date.

Tax Consequences	You will not incur any material federal income tax consequences from your participation in this exchange offer. The exchange of notes will not constitute a taxable exchange for United States federal income tax purposes. For a discussion of other United States federal income tax consequences resulting from the exchange and the acquisition, ownership and disposition of the new notes, see “Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from this exchange offer.

Exchange Agent	U.S. Bank National Association is serving as the Exchange Agent. Its address and telephone number are provided in this prospectus under the heading “The Exchange Offer – Exchange Agent.”

Effect on Holders of Outstanding Notes	Any outstanding notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. The outstanding notes may not be offered or sold in the United States for the account of or benefit of United States persons within the meaning of the Securities Act, except pursuant to an exemption from or in a transaction not subject to, the registration requirements of the Securities Act. After this exchange offer, holders of outstanding notes will not (with limited exceptions) have any further rights under the registration rights agreement. Any market for outstanding notes that are not exchanged could be adversely affected by the consummation of this exchange offer.

Summary of the New Notes

This exchange offer applies to $523,303,000 aggregate principal amount of the outstanding 2022 notes and $788,203,000 aggregate principal amount of the outstanding 2042 notes. The terms of the new notes will be the same as the outstanding notes, except that the new notes will not contain language restricting their transfer, and holders of the new notes generally will not be entitled to further registration rights under the registration rights agreement. The new notes will be issued under the same indenture as the outstanding notes.

Issuer	Exelon Generation Company, LLC.

Securities Offered	An aggregate of $1,311,506,000 of new notes, consisting of (i) $523,303,000 of 4.25% Senior Notes due 2022 which have been registered under the Securities Act; and (ii) $788,203,000 of 5.60% Senior Notes due 2042 which have been registered under the Securities Act.

Interest	Interest on the new notes will accrue at the rate of 4.25% per annum, in the case of the new 2022 notes, and 5.60% per annum, in the case of the new 2042 notes, from the latest date on which interest shall have been paid on the outstanding notes surrendered in exchange therefor or, if no interest has been paid on such outstanding notes, from June 18, 2012. Interest on each series of the new notes will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2012.

Maturity	The new 2022 notes will mature on June 15, 2022. The new 2042 notes will mature on June 15, 2042.

Ranking	The new notes will be senior unsecured obligations of Generation and will rank pari passu with all of our senior unsecured indebtedness.

Optional Redemption	We may redeem each series of the new notes, in whole or in part, at any time at the redemption prices described under the caption “Description of New Notes — Redemption at Our Option.”

Certain Covenants	We have agreed to certain limitations on our ability to, among other things, engage in mergers, consolidations or similar transactions, create liens securing indebtedness and engage in sale and leaseback transactions. See “Description of New Notes — Covenants.”

Book-Entry Form	The new notes will be issued in book-entry form only through The Depository Trust Company (DTC) for the accounts of its participants, including Clearstream Banking, société anonyme (Clearstream) and/or Eurostream Bank S.A./N.V. (Eurostream). See “Description of New Notes — Book-Entry System.”

Risk Factors	You should carefully consider all of the information set forth in this prospectus supplement, in particular, you should evaluate the specific factors set forth under “Risk Factors” and incorporated by reference in this prospectus supplement in deciding whether to invest in the new notes.

Governing Law	Commonwealth of Pennsylvania.

Trustee	U.S. Bank National Association.

RISK FACTORS

Our business is affected by the factors discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated into this prospectus by reference to our Annual Report on Form 10-K and our quarterly reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012. In addition, the other factors described in this section could affect our business, results of operations or the prices of our securities. We believe the risks and uncertainties described below and in our Annual Report on Form 10-K are the material risks and uncertainties known or currently anticipated by us that affect our business. You should carefully consider all of these factors before making a decision to participate in the exchange offer. Each of the following factors could have a material adverse effect on our business and could result in a loss or a decrease in the value of your investment.

If you do not validly tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer your outstanding notes will be adversely affected.

We will only issue new notes in exchange for outstanding notes that you timely and validly tender (and do not validly withdraw). Therefore, you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the Exchange Agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.

If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Following this exchange offer, we do not plan to register outstanding notes under the Securities Act except in the limited circumstances that may be required under our registration rights agreement with the initial purchasers of the outstanding notes. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer such notes outstanding.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, we agreed to use our best efforts to complete the exchange offer and to file and cause to become effective with the SEC a registration statement for the exchange of the outstanding notes for new notes.

The terms of the new notes are the same as the terms of the outstanding notes, except that the new notes have been registered under the Securities Act and will not be subject to some restrictions on transfer that apply to the outstanding notes. In that regard, the outstanding notes provide, among other things, that if the exchange offer has not been consummated within the period specified in the outstanding notes, the interest rate on the outstanding notes will increase by 0.25% per annum, until the exchange offer is consummated, provided that aggregate amount of any such increase in the interest rate on the outstanding notes shall in no event exceed 0.50% per annum.

Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution” in the Prospectus.

Upon completion of the exchange offer, holders of outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. See “Risk Factors – If you do not validly tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer your outstanding notes will be adversely affected” and “Description of the New Notes.” The exchange offer is not being made to holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance of the new notes would not comply with securities or blue sky laws.

The outstanding notes were issued and are held in the book-entry system of The Depository Trust Company (“DTC”). Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person whose outstanding notes are held of record by DTC and who desires to deliver such outstanding notes by book-entry transfer at DTC. As soon as practicable after the Expiration Date, we will exchange the outstanding notes for a like aggregate principal amount of the new notes.

Completion of the exchange offer is subject to the conditions that the exchange offer not violate any applicable law or interpretation of the staff of the Division of Corporate Finance of the SEC (the Staff) and that no injunction, order or decree has been issued that would prohibit, prevent or materially impair our ability to proceed with the exchange offer. The exchange offer is also subject to various procedural requirements discussed below with which holders must comply. We reserve the right, in our absolute discretion, to waive compliance with these requirements subject to applicable law.

Terms of the Exchange Offer

We are offering, upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, to exchange up to $523,303,000 of our new 2022 notes and $788,203,000 of our new 2042 notes for a like aggregate principal amount of outstanding notes of the same series properly tendered on or before the Expiration Date and not properly withdrawn in accordance with the procedures described below. We will issue, promptly after the Expiration Date, an aggregate principal amount of up to $523,303,000 of our new 2022 notes and $788,203,000 of our new 2042 notes in exchange for a like aggregate principal amount of outstanding notes of the same series tendered and accepted in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “- Fees and Expenses.”

Holders may tender their outstanding notes in whole or in part in minimum denominations of $2,000 and integral multiples of $1,000 thereof. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered. As of the date of this prospectus, $523,303,000 aggregate principal amount of our outstanding 2022 notes and $788,203,000 aggregate principal amount of our outstanding 2042 notes is outstanding. Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding notes that are not tendered or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. See “Risk Factors – If you do not validly tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer your outstanding notes will be adversely affected” and “Description of the New Notes.” If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, appropriate book-entry transfer will be made, without expense, to the tendering holder of the outstanding notes promptly after the Expiration Date. Holders who tender outstanding notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the noteholders’ instruction form, transfer taxes with respect to the exchange of outstanding notes in connection with the exchange offer.

We do not make any recommendation to holders of outstanding notes as to whether to exchange all or any portion of their outstanding notes in the exchange offer. In addition, no one has been authorized to make any recommendation as to whether holders should exchange outstanding notes for new notes in the exchange offer. Holders of outstanding notes must make their own decisions whether to exchange outstanding notes in the exchange offer and, if so, the aggregate amount of outstanding notes to exchange based on the holders’ own financial positions and requirements.

Expiration Date; Extensions; Amendments

We will keep the Exchange Offer open for acceptance for a period of not less than twenty (20) Business Days after the date notice thereof is mailed to the Holders (or longer if required by applicable law) (such period referred to herein as the “Exchange Period”). The term “Expiration Date” means 5:00 p.m., Eastern time, on the last Business Day of the Exchange Period. However, if the exchange offer is extended by us, the term “Expiration Date” will mean the latest date and time to which we extend the exchange offer.

We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

•	to delay the acceptance of the outstanding notes for exchange (if we amend or extend the exchange offer),

•

to extend the Expiration Date and retain all outstanding notes tendered in the exchange offer, subject, however, to the right of holders of outstanding notes to withdraw their tendered outstanding notes as described under “– Withdrawal Rights,” and

•	to waive any condition or otherwise amend the terms of the exchange offer in any respect.

If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly

•	disclose the amendment in a prospectus supplement that will be distributed to the holders of the outstanding notes,

•	file a post-effective amendment to the registration statement filed with the SEC with regard to the new notes and the exchange offer, and

•	extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

We will promptly notify the Exchange Agent by making an oral or written public announcement of any delay in acceptance, extension, termination or amendment. This announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and, subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Effect of Surrendering Outstanding Notes

By surrendering outstanding notes pursuant to the exchange offer, you will be representing to us that, among other things:

•	you are acquiring the new notes in the ordinary course of your business;

•

you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

•

you are not an “affiliate,” (within the meaning of Rule 405 under the Securities Act), of the issuer, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent practicable;

•

if you are a broker-dealer registered under the Exchange Act, you are participating in this exchange offer for your own account in exchange for outstanding notes acquired as a result of market making activities or other trading activities and you will deliver a prospectus in connection with any resale of the new notes; and

•	we may rely upon these representations for purposes of the exchange offer.

•

In addition, if you are a broker-dealer and you will receive new notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, you must acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of your new notes. See “Plan of Distribution.”

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes

On the settlement date, new notes to be issued in exchange for outstanding notes in the exchange offer, if consummated, will be delivered in book-entry form.

We will be deemed to have accepted validly tendered outstanding notes that have not been validly withdrawn as provided in this prospectus when, and if, we have given oral or written notice thereof to the Exchange Agent. Subject to the terms and conditions of the exchange offer, delivery of new notes will be made by the Exchange Agent on the settlement date upon receipt of such notice. The Exchange Agent will act as agent for tendering holders of the outstanding notes for the purpose of receiving outstanding notes and transmitting new notes as of the settlement date with respect to the outstanding notes. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, those unaccepted outstanding notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering Outstanding Notes

A holder of outstanding notes who wishes to accept the exchange offer, and whose outstanding notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, must instruct the custodial entity to tender and consent with respect to that holder’s outstanding notes on the holder’s behalf pursuant to the procedures of the custodial entity.

To tender in the exchange offer, a holder of outstanding notes must either:

(i) complete, sign and date the letter of transmittal (or a facsimile thereof) in accordance with its instructions, including guaranteeing the signature(s) to the letter of transmittal, if required, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the outstanding notes specified therein, to the exchange agent at the address set forth in the letter of transmittal for receipt on or prior to the expiration date; or

(ii) comply with the DTC’s Automated Tender Offer Program, or ATOP, procedures for book-entry transfer described below on or prior to the expiration date.

The Exchange Agent and DTC have confirmed that the exchange offer is eligible for ATOP. The letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration date of the exchange offer at one of its addresses set forth under “—Exchange Agent” in this prospectus or as set forth in the letter of transmittal. Outstanding notes will not be deemed surrendered until the letter of transmittal and signature guarantees, if any, or agent’s message, are received by the Exchange Agent.

The method of delivery of outstanding notes, the letter of transmittal, and all other required documents to the Exchange Agent is at the election and risk of the holder. Instead of delivery by mail, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the Exchange Agent on or before the expiration date. Do not send the letter of transmittal or any outstanding notes to anyone other than the Exchange Agent.

All new notes will be delivered only in book-entry form through DTC. Accordingly, if you anticipate tendering other than through DTC, you are urged to contact promptly a bank, broker or other intermediary (that has the capability to hold securities custodially through DTC) to arrange for receipt of any new notes to be delivered to you pursuant to the exchange offer and to obtain the information necessary to provide the required DTC participant with account information for the letter of transmittal.

Book-Entry Delivery Procedures for Tendering Outstanding notes Held with DTC

If you wish to tender outstanding notes held on your behalf by a custodial entity with DTC, you must:

(i) inform your custodial entity of your interest in tendering your outstanding notes pursuant to the exchange offer; and

(ii) instruct your custodial entity to tender all outstanding notes you wish to be tendered in the exchange offer into the Exchange Agent’s account at DTC on or prior to the expiration date. Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender outstanding notes by effecting a book-entry transfer of the outstanding notes to be tendered in the exchange offer into the account of the Exchange Agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC, and send an agent’s message to the Exchange Agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”) tendering outstanding notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of Letter of Transmittal

Signatures on a letter of transmittal or notice of withdrawal described below (see “—Withdrawal Rights”), as the case may be, must be guaranteed by an eligible institution unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (i) by a holder who has not completed the box entitled “Special Delivery Instructions” or “Special Issuance and Payment Instructions” on the letter of transmittal or (ii) for the account of an eligible institution. If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, such guarantee must be made by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal is signed by the holder(s) of outstanding notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the outstanding notes without alteration, enlargement or any change whatsoever. If any of the outstanding notes tendered thereby are held by two or more holders, all such holders must sign the letter of transmittal. If any of the outstanding notes tendered thereby are registered in different names on different outstanding notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If outstanding notes that are not tendered for exchange pursuant to the exchange offer are to be returned to a person other than the holder thereof, certificates for such outstanding notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.

If the letter of transmittal is signed by a person other than the holder of any outstanding notes listed therein, such outstanding notes must be properly endorsed or accompanied by a properly completed bond power, signed by such holder exactly as such holder’s name appears on such outstanding notes. If the letter of transmittal or any outstanding notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of outstanding notes waive any right to receive any notice of the acceptance for exchange of their outstanding notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing outstanding notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, outstanding notes not tendered or exchanged will be returned to such tendering holder.

All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered outstanding notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered outstanding notes determined by us not to be in proper form or not to be properly tendered or any tendered outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular outstanding notes, whether or not waived in the case of other outstanding notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will be under any duty to give such notification or shall incur any liability for failure to give any such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

Any holder whose outstanding notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the outstanding notes. Holders may contact the Exchange Agent for assistance with such matters.

Resales of New Notes

We are making the exchange offer in reliance on the position of the Staff as defined in certain interpretive letters addressed to third parties in other transactions. However, we did not seek our own interpretive letter and we cannot assure that the Staff would make a similar determination with respect to the exchange offer as it has in other interpretive letters to third parties. Based on these interpretations by the Staff, and subject to the two immediately following sentences, we believe that new notes issued pursuant to this exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such new notes are acquired in the ordinary course of the holder’s business and that the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of the new notes.

However, any holder of outstanding notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing new notes, or any broker-dealer who purchased outstanding notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to rely on the interpretations of the Staff set forth in the above-mentioned no-action letters;

•	will not be able to tender its outstanding notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such outstanding notes unless such sale is made pursuant to an exemption from such requirements.

In addition, as described below, if any broker-dealer holds outstanding notes acquired for its own account as a result of market-making or other trading activities and exchanges those outstanding notes for new notes, then that broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those new notes. Each holder of outstanding notes who wishes to exchange outstanding notes for new notes in the exchange offer will be required to represent that:

•	it is not our affiliate;

•	the new notes to be received by it are being acquired in the ordinary course of its business; and

•

At the time of the consummation of the exchange offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes.

In addition, we may require the holder, as a condition to that holder’s eligibility to participate in the exchange offer, to furnish to us (or an agent of ours) in writing, information as to the number of “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) on behalf of whom that holder holds the outstanding notes to be exchanged in the exchange offer.

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it acquired the outstanding notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those new notes. The letter of transmittal states that by making that acknowledgement and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Based on the position taken by the Staff in the interpretive letters referred to above, we believe that participating broker-dealers who acquired outstanding notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the new notes received upon exchange of outstanding notes (other than outstanding notes that represent an unsold allotment from the initial sale of the outstanding notes) with a prospectus meeting the requirements of the Securities Act, which may be this prospectus prepared for this exchange offer so long as it contains a description of the plan of distribution regarding the resale of the new notes.

Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of new notes received in exchange for outstanding notes where the outstanding notes were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities. See “Plan of Distribution.” Subject to certain provisions contained in the registration rights agreement, we have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of new notes for a period not exceeding one year after the expiration date. However, a participating broker-dealer who intends to use this prospectus in connection with the resale of new notes received in exchange for outstanding notes pursuant to the exchange offer must notify us on or before the Expiration Date that it is a participating broker-dealer. This notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under “– Exchange Agent.”

Any participating broker-dealer who is an “affiliate” of ours may not rely on these interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In that regard, each participating broker-dealer who surrenders outstanding notes in the exchange offer will be deemed to have agreed, by execution of the letter of transmittal or an agent’s message, that upon receipt of notice from us of the occurrence of any event or the discovery of:

•	any fact that makes any statement contained or incorporated by reference in this prospectus untrue in any material respect, or

•

any fact that causes this prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference in this prospectus, in light of the circumstances under which they were made, not misleading, or

•	the occurrence of other events specified in the registration rights agreement,

that participating broker-dealer will suspend the sale of new notes under this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer, or we have given notice that the sale of the new notes may be resumed, as the case may be.

Withdrawal Rights

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time on or before the Expiration Date. In order for a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission of the notice of withdrawal must be timely received by the Exchange Agent at its address listed under “– Exchange Agent” on or before the Expiration Date. Any notice of withdrawal must specify the name of the person who tendered the outstanding notes to be withdrawn and the aggregate principal amount of outstanding notes to be withdrawn.

The notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of outstanding notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of outstanding notes may not be rescinded. Outstanding notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or before the Expiration Date by following any of the procedures described above under “– Procedures for Tendering Outstanding Notes.” All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. None of we, the Exchange Agent or any other person is under any duty to give any notification of any irregularities in any notice of withdrawal nor will those parties incur any liability for failure to give that notice. Any outstanding notes that have been tendered but which are withdrawn will be credited to the holder promptly after withdrawal.

Interest on New Notes

Interest on the new 2022 notes will accrue at the rate of 4.25% per annum and interest on the new 2042 notes will accrue at the rate of 5.60% per annum. Interest will be payable semiannually in arrears on June 15 and December 15 of each year, commencing December 15, 2012. We will make each interest payment to the persons in whose names the new notes are registered at the close of business on the 15th day immediately preceding the applicable interest payment date. The new notes will bear interest from and including the last interest payment date on the outstanding notes, or if one has not yet occurred, the date of issuance of the outstanding notes. Accordingly, holders of outstanding notes that are accepted for exchange will not receive accrued but unpaid interest on outstanding notes at the time of tender. Rather, that interest will be payable on the new notes delivered in exchange for the outstanding notes on the first interest payment date after the Expiration Date.

Accounting Treatment

The new notes will be recorded at the same carrying value as the outstanding notes for which they are exchanged, which is the aggregate principal amount of the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The cost of the exchange offer will be amortized over the term of the new notes.

Exchange Agent

U.S. Bank National Association has been appointed Exchange Agent for the exchange offer. Delivery of the noteholders’ instruction forms, letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the noteholders’ instruction form or letters of transmittal should be directed to the Exchange Agent as follows:

By Mail:

U.S. Bank National Association

60 Livingston Avenue

Mail Station—EP-MN-WS2N

St. Paul, Minnesota 55107-2292

Attention: Specialized Finance

Phone: (651) 466-7150

By Courier or Overnight Delivery:

U.S. Bank National Association

111 Fillmore Avenue

St. Paul, Minnesota 55107-1402

Attention: Specialized Finance

Phone: (651) 466-7150

By Facsimile Transmission (for Eligible Institutions only):

U.S. Bank National Association

Facsimile: (651) 466-7372

Attention: Specialized Finance

Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

We have agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of outstanding notes, and in handling or tendering for their customers. Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the transfer. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the exchanging holder’s letter of instruction or the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder. We will not make any payment to brokers, dealers or other nominees soliciting acceptances of the exchange offer.

USE OF PROCEEDS

The exchange offer is being made in accordance with requirements of the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In exchange for issuing the new notes as described in this prospectus, we will receive an equal principal amount of outstanding notes, which will be canceled.

The net proceeds from the sale of the outstanding notes, after deducting discounts and commissions and estimated offering expenses payable by us were used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratios of earnings to fixed charges for Generation for each of the periods indicated. The ratios were calculated pursuant to applicable rules of the SEC.

	Years Ended December 31,					Nine Months Ended September 30,
	2007	2008	2009	2010	2011	2012
Ratio of earnings to fixed charges	8.2	8.6	10.4	8.5	7.3	2.6

The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of pre-tax net income from continuing operations after adjustment for income from equity investees and capitalized interest or allowance for funds used during construction, to which has been added fixed charges. Fixed charges consist of interest costs and amortization of debt discount and premium on all indebtedness and the estimated interest portion of all rental expense.

DESCRIPTION OF NEW NOTES

General

The new notes will be issued under an indenture dated as of September 28, 2007 (Indenture), between us and U.S. Bank National Association, as trustee. The Indenture provides for issuance from time to time of debt securities in series (including the new notes) in an unlimited amount. We may issue, without notice to, or the consent of, the holders of the new notes, additional securities under the Indenture from time to time.

The new notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt.

The new notes will be denominated in United States dollars and principal and interest will be paid in United States dollars. The new notes will not be subject to any conversion, amortization, or sinking fund.

The new notes will not be guaranteed by, or otherwise be obligations of, our parent Exelon or any of our direct or indirect subsidiaries or affiliates. References in this description of the new notes to “we,” “our” or the “company” are to Exelon Generation Company, LLC and not its subsidiaries and references to “indenture securities” means debt securities issued under the Indenture, including the new notes.

In the discussion that follows, references to paying principal on the new notes are to payment at maturity or redemption.

The following summaries of certain provisions of the new notes and the Indenture do not purport to be complete and are subject, and qualified in their entirety by reference, to all of the provisions of the new notes and the Indenture, including the definitions of terms therein. We recommend that you read the Indenture, a copy of which may be obtained from the trustee.

Principal, Maturity and Interest

The new notes of each series will be unlimited in aggregate principal amount. The new 2022 notes initially will be issued in the aggregate principal amount of $523,303,000, and the new 2042 notes initially will be issued in the aggregate principal amount of $788,203,000. We may, without the consent of the holders of the new notes of either of the series offered in this prospectus supplement, create and issue additional notes ranking equally with the new notes of such series and otherwise similar in all respects (except for the public offering price and issue date) so that such additional notes shall be consolidated and form a single series with such series of new notes. The new notes will be issued in book-entry form only in denominations of $2,000 and integral multiples of $1,000 thereof.

The new 2022 notes will mature on June 15, 2022. The new 2042 notes will mature on June 15, 2042. Interest on the new notes of each series will be payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2012 until the principal on the new notes of such series is paid or made available for payment. Interest on the new notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Redemption at Our Option

At any time prior to March 15, 2022 (in the case of the new 2022 notes) or December 15, 2041 (in the case of the new 2042 notes), we may redeem each series of new notes in whole or in part, at our option at any time, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the new notes of the series being redeemed; or

(2)	the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus, as applicable, 40 basis points (in the case of the new 2022 notes) and 45 basis points (in the case of the new 2042 notes), plus, in any case, accrued interest on the principal amount being redeemed to the redemption date.

At any time on or after March 15, 2022 (in the case of the new 2022 notes) or December 15, 2041 (in the case of the new 2042 notes), we may redeem each series of new notes in whole or in part at 100% of the principal amount of the new notes of the series being redeemed, plus accrued interest on the principal amount being redeemed to the redemption date.

Redemption of the new notes of one series may be made without the redemption of the new notes of the other series.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the new notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such new notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means each of Barclays Capital Inc., RBS Securities Inc., Scotia Capital (USA) Inc. and UBS Securities LLC, their respective successors, and two other primary U.S. Government securities dealers in the United States (Primary Treasury Dealer) selected by us. If any Reference Treasury Dealer shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of new notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the new notes or portions thereof called for redemption.

Covenants

Affirmative Covenants

The Indenture provides that we comply with the following affirmative covenants:

•	punctually pay principal and interest on the indenture securities;

•	if the indenture securities are no longer in book-entry form, maintain an office in New York, New York where indenture securities may be presented for payment, exchange and transfer;

•	appoint a trustee to fill any vacancy;

•	issue a certificate to the trustee on January 31 each year indicating whether we have complied with all covenants and conditions in the Indenture;

•	maintain our limited liability company existence; and

•	pay our taxes and other assessments and claims as they become due, unless they are being contested in good faith.

Mergers and Consolidations

We will not consolidate with or merge with or into any other person, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, and we will not permit any person to consolidate with or merge with or into us, unless:

•	immediately prior to and immediately following such consolidation, merger, sale or lease, no Event of Default under the Indenture shall have occurred and be continuing; and

•

we are the surviving or continuing entity, or the surviving or continuing entity or entity that acquires by sale, conveyance, transfer or lease is organized in the United States or under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States and in either case expressly assumes the payment and performance of all of our obligations under the Indenture and the new notes.

Limitation on Liens

We may not issue, assume, guarantee or permit to exist any Indebtedness secured by any lien on any of our property, whether owned on the date that the new notes are issued or thereafter acquired, without in any such case effectively securing the outstanding new notes (together with, if we shall so determine, any other Indebtedness of or guaranteed by us ranking equally with the new notes) equally and ratably with such Indebtedness (but only so long as such Indebtedness is so secured); provided that the foregoing restriction shall not apply to the following permitted liens:

(1)	pledges or deposits in the ordinary course of business in connection with bids, tenders, contracts or statutory obligations or to secure surety or performance bonds;

(2)	liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens, arising in the ordinary course of business;

(3)	liens for property taxes being contested in good faith;

(4)	minor encumbrances, easements or reservations which do not in the aggregate materially adversely affect the value of the properties or impair their use;

(5)	liens on property existing at the time of acquisition thereof by us, or to secure any Indebtedness incurred by us prior to, at the time of, or within 90 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of the property, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price or construction or improvements;

(6)	liens to secure purchase money Indebtedness not in excess of the cost or value of the property acquired;

(7)	liens securing obligations issued by a state, territory or possession of the United States, or any political subdivision of any of the foregoing or the District of Columbia, to finance the acquisition or construction of property, and on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, includible in gross income of the holder by reason of Section 103(a)(1) of the Internal Revenue Code of 1986, as amended (or any successor to such provision) as in effect at the time of the issuance of such obligations; and

(8)	other liens to secure Indebtedness so long as the amount of outstanding Indebtedness secured by liens pursuant to this clause (8) does not exceed 10% of our consolidated net tangible assets.

In the event that we shall propose to pledge, mortgage or hypothecate any property to secure Indebtedness, other than as permitted by clauses (1) through (8) of the previous paragraph, we shall (prior thereto) give written notice thereof to the trustee, who shall give notice to the holders, and we shall, prior to or simultaneously with such pledge, mortgage or hypothecation, effectively secure, all the new notes equally and ratably with such Indebtedness. The Indenture does not limit our Subsidiaries’ ability to issue, assume, guarantee or permit to exist any Indebtedness secured by any lien on any of such Subsidiary’s property, whether owned on the date the new notes are issued or thereafter acquired, provided that such Indebtedness is limited in recourse only to such Subsidiary.

As used in this prospectus, “Indebtedness” of any person means (1) all indebtedness of such person for borrowed money, (2) all obligations of such person evidenced by senior notes, debentures, notes or other similar instruments, (3) all obligations of such person to pay the deferred purchase price of property or services, (4) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of the default are limited to repossession or sale of such property), (5) all capital lease obligations of such person (excluding leases of property in the ordinary course of business), and (6) all Indebtedness of the type referred to in clauses (1) through (5) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property.

As used in this prospectus, “Subsidiary” means any corporation or other entity of which sufficient voting stock or other ownership or economic interests having ordinary voting power to elect a majority of the board of directors (or equivalent body) are at the time directly or indirectly held by us.

Restriction on Sales and Leasebacks

We may not enter into any sale and leaseback transaction with any Subsidiary. In addition, we may not enter into any sale and leaseback transaction unless we comply with this restrictive covenant. A “sale and leaseback transaction” generally is an arrangement between us and a Subsidiary, bank, insurance company or other lender or investor where we lease real or personal property which was or will be sold by us to that Subsidiary, lender or investor.

We can comply with this restrictive covenant if we meet either of the following conditions:

•

the sale and leaseback transaction is entered into prior to, concurrently with or within 90 days after the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operations of the property; or

•	we could otherwise grant a lien on the property as a permitted lien described in “— Limitation on Liens.”

Events of Default

We will be subject to an “event of default” under the Indenture if any of the following occurs:

•

failure to pay interest for 60 days after the date payment is due and payable; provided that if we extend an interest payment period in accordance with the terms of the indenture securities, the extension will not be a failure to pay interest;

•	failure to pay principal or premium, if any, on any indenture security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make any sinking fund payments when due;

•	failure to perform other covenants under the Indenture for 60 days after the trustee has notified us that performance was required; or

•	bankruptcy, insolvency or reorganization of our company.

In addition to the events of default described in the Indenture, an event of default under the new notes will include:

•

an event of default, as defined in any of our instruments under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of our company that has resulted in the acceleration of such Indebtedness, or any default occurring in payment of any such Indebtedness at final maturity (and after the expiration of any applicable grace periods), other than such Indebtedness the principal of which, and interest on which, does not individually, or in the aggregate, exceed $100,000,000; or

•

one or more final judgments, decrees or orders of any court, tribunal, arbitrator, administrative or other governmental body or similar entity for the payment of money shall be rendered against us or any of our properties in an aggregate amount in excess of $100,000,000 (excluding the amount thereof covered by insurance) and such judgment, decree or order shall remain unvacated, undischarged and unstayed for more than 60 consecutive days, except while being contested in good faith by appropriate proceedings.

We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the Indenture. The Indenture provides that the trustee may withhold notice of a default (except payment defaults) to the holders of indenture securities of the series to which the default applies if the trustee considers it in the interests of those holders of those indenture securities to do so.

An event of default for a particular series of indenture securities does not necessarily constitute an event of default for any other series of indenture securities issued under the Indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of indenture securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of outstanding indenture securities of each affected series may declare the entire principal amount of all the indenture securities of that series (or, if the indenture securities of that series are original issue discount securities, that portion of the principal amount as may be specified in the terms thereof) to be due and payable immediately.

Where an event of default has occurred and is continuing with respect to the outstanding indenture securities of a series, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the holders of the outstanding indenture securities of that series, unless those holders have offered the trustee reasonable indemnity against the expenses and liabilities that it might incur in compliance with the request that the trustee take action in response to an event of default. Subject to these provisions for the indemnification of the trustee, the holders of a majority in principal amount of the outstanding indenture securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the indenture securities of that series.

The holders of a majority in principal amount of the outstanding indenture securities of a series may, on behalf of the holders of all indenture securities of that series, waive any past default under the Indenture with respect to that series and its consequences, except a default (1) in payment of the principal of (or premium, if any) or interest, or any additional amounts payable in respect of any indenture security of that series or (2) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected outstanding indenture security of that series.

The Indenture imposes limitations on suits brought by holders of indenture securities against us. Except for actions for payment of overdue principal or interest, no holder of indenture securities of any series may institute any action against us under the Indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the affected outstanding indenture securities have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days after the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding indenture securities of that series.

Modification or Waiver

The Indenture provides that the trustee and we may modify and amend the Indenture and enter into supplemental indentures without the consent of any holders of indenture securities to:

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of indenture securities;

•

cure any ambiguity or correct any inconsistency in the Indenture, provided that this action does not adversely affect the interests of holders of any series of indenture securities in any material respect;

•	evidence and provide for the acceptance of appointment by a successor trustee; and

•	to make any change that would provide any additional rights or benefits to the holders of indenture securities or that does not adversely affect the legal rights under the Indenture of any holder.

The Indenture also provides that the trustee and we may, with the consent of the holders, add, eliminate or modify in any way the provisions of the Indenture or modify in any manner the rights of the holders of the indenture securities. Consent of the holders means holders of not less than a majority in aggregate principal amount of indenture securities of all affected series then outstanding, voting as one class. We cannot do this, however, for those matters requiring the consent of each holder as described below.

The trustee and we may not without the consent of the holder of each outstanding indenture security affected thereby:

•	extend the final maturity of any indenture security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	reduce the amount of the principal of any indenture security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	impair the right to sue for the enforcement of any payment on any indenture security when due; or

•	reduce the percentage of holders of indenture securities of any series whose consent is required for any modification of the Indenture.

In determining whether the holders of the requisite principal amount of outstanding indenture securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, (1) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would then be due and payable upon acceleration of the maturity thereof and (2) indenture securities owned by us or any other obligor upon the indenture securities or any affiliate of ours or of any other obligor will be disregarded.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

We may discharge obligations to holders of new notes that have not already been delivered to the trustee for cancellation and that have either become due and payable or are to become due and payable, or are scheduled for redemption, within one year. We may discharge these obligations by irrevocably depositing with the trustee cash or “U.S. Government Obligations” (as defined below), as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of and interest on the new notes.

We may also discharge any and all of our obligations to holders of new notes at any time, referred to as “defeasance.” We may also be released from the obligations imposed by any covenants of the new notes and provisions of the Indenture, and we may avoid complying with those covenants without creating an event of default under the Indenture, referred to as “covenant defeasance.” We may effect defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the trustee cash or U.S. Government Obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, and interest on all outstanding new notes; and

•

we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (1) in the case of covenant defeasance, the holders of the series of indenture securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that defeasance, and will be subject to tax in the same manner and at the same time as if no covenant defeasance had occurred and (2) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable U.S. federal income tax law, and based thereon, the holders of the series of indenture securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that defeasance, and will be subject to tax in the same manner as if no defeasance had occurred.

Although we may discharge or decrease our obligations under the new notes and the Indenture as described in the two preceding paragraphs, we may not avoid, among other things, the rights and obligations of the trustee under the Indenture, to register the transfer or exchange of new notes, to replace any temporary, mutilated, destroyed, lost or stolen new notes or to maintain an office or agency in respect of any series of indenture securities.

If we effect covenant defeasance with respect to any new notes and those new notes are declared due and payable because of the occurrence of any event of default other than the event of default resulting from a failure to comply with any covenant in the Indenture after the notice served therefor has elapsed, the amount of U.S. Government Obligations and funds on deposit with the trustee will be sufficient to pay amounts due on those new notes at the time of their stated maturity but may not be sufficient to pay amounts due on those new notes at the time of the acceleration resulting from that event of default. In that case, we would remain liable to make payment of those amounts due at the time of acceleration.

If the trustee or any paying agent is prevented by a court or governmental authority from applying any money deposited with the trustee in accordance with the Indenture, then our obligations under the Indenture and the new notes shall be revived and reinstated as though no deposit had occurred pursuant to the Indenture. Thereafter, our obligation will continue until such time as the trustee or paying agent is permitted to apply all money in accordance with the Indenture. Any payment of principal of (or premium, if any) or interest that we make on any new notes following the reinstatement of our obligations will be subrogated to the rights of the holders of those new notes to receive such payment from the money held by the trustee or paying agent.

As used above, “U.S. Government Obligations” means securities that are (1) direct obligations of the United States or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer thereof.

Concerning the Trustee

We and our affiliates use or will use some of the banking services of the trustee in the normal course of business.

Governing Law

The Indenture and the new notes will be governed by the laws of the Commonwealth of Pennsylvania.

Book-Entry System

DTC will act as securities depository for the new notes. The new notes will be issued as fully-registered securities registered in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The new notes will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for (over 3.5 million issues of) U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (Direct Participants) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org. We do not intend this internet address to be an active link or to otherwise incorporate the content of the website into this prospectus.

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the Initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in the new notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Purchases of new notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the new notes on DTC’s records. The ownership interest of each actual purchaser of new notes is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the new notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in new notes, except in the event that use of the book-entry system for the new notes is discontinued.

To facilitate subsequent transfers, all new notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of new notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the new notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such new notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global bonds from any beneficial owner or otherwise.

Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

So long as DTC’s nominee is the registered owner of the new notes, such nominee for all purposes will be considered the sole owner or holder of the new notes for all purposes under the Indenture. Except as provided below, Beneficial Owners will not be entitled to have any of the new notes registered in their names, will not receive or be entitled to receive physical delivery of the new notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the new notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the new notes are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the new notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the trustee or us, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

DTC may discontinue providing its service as securities depositary with respect to the new notes at any time by giving reasonable notice to us or the trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In the event that a successor securities depositary is not obtained under the above circumstances, or, alternatively, if an event of default with respect to the new notes has occurred and is outstanding, new notes in fully registered form are required to be printed and delivered to Beneficial Owners of the new notes representing such new notes.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering interests in the new notes to or receiving interests in the new notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in the new notes received by Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such new notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received by Clearstream or Euroclear as a result of sales of interests in the new notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The information in this section has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Neither we, the trustee nor the Exchange Agent will have any responsibility or obligation to Direct Participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any Direct Participant with respect to any ownership interest in the new notes, or payments to, or the providing of notice to Direct Participants or Beneficial Owners.

PLAN OF DISTRIBUTION

We are making the exchange offer in reliance on the position of the Staff of the Division of Corporation Finance of the SEC as defined certain interpretive letters issued to third parties in other transactions.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the expiration of the exchange offer, it will make this Prospectus, as amended or supplemented, available to any brokerdealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer we will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain United States federal income tax consequences relevant to the acquisition, ownership and disposition of the new notes by the beneficial owners thereof (“Holders”). This discussion is limited to the tax consequences to the initial Holders of outstanding notes who purchased the outstanding notes at issuance at the issue price within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not address the tax consequences to subsequent purchasers of the outstanding notes or the new notes. This summary does not purport to be a complete analysis of all of the potential United States federal income tax consequences relating to the purchase of the outstanding notes or the exchange of outstanding notes for new notes or the ownership and disposition of notes, nor does this summary describe any federal estate or gift tax consequences.

There can be no assurance that the Internal Revenue Service (“IRS”) will take a similar view of the tax consequences described herein. Furthermore, this discussion does not address all aspects of taxation that might be relevant to particular purchasers in light of their individual circumstances. For instance, this discussion does not address the alternative minimum tax provisions of the Code, foreign, state, local or other tax laws, any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations or special rules applicable to certain categories of purchasers (including brokers or dealers in securities or foreign currencies, traders that elect to mark-to-market their securities, insurance companies, regulated investment companies, real estate investment trusts, financial institutions, tax-exempt entities, trusts, estates, partnerships or other pass-through entities, Holders whose functional currency is not the United States dollar and, except to the extent discussed below, certain Foreign Holders (as defined below)) or to purchasers who hold the notes as part of a hedge, straddle, conversion, constructive ownership or constructive sale transaction or other risk reduction transaction. This discussion is based on the provisions of the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to change (possibly on a retroactive basis). This discussion below assumes that the outstanding notes (and the new notes) have been (and will be) held as capital assets within the meaning of Code Section 1221.

You are urged to consult your tax advisor as to the specific tax consequences of an exchange of the outstanding notes for new notes in light of your particular tax situation, including the application and effect of the Code, as well as state, local and foreign income tax, estate and gift tax and other tax laws.

Tax Consequences to United States Holders

The following summary is a general description of the United States federal income tax consequences applicable to a “United States Holder.” For the purpose of this discussion, the term “United States Holder” means a Holder of an outstanding note or a new note that is for United States federal income tax purposes: (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (3) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or a trust that was in existence on August 20, 1996 and has elected to continue to be treated as a United States trust.

If a partnership (or an entity taxable as a partnership) holds the new notes, the United States federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership (or an entity taxable as a partnership) holding new notes, you should consult your tax advisor.

Exchange Offer

The exchange of an outstanding note for a new note pursuant to the exchange offer generally will not be taxable to the exchanging Holder for United States federal income tax purposes. As a result, an exchanging Holder:

•	will not recognize any gain or loss on the exchange;

•	will have a holding period for the new note that includes the holding period for the outstanding note exchanged therefor;

•	will have an initial adjusted tax basis in the new note equal to its adjusted tax basis in the outstanding note exchanged therefor; and

•

will experience tax consequences upon a subsequent sale, exchange, redemption or retirement of a new note similar to the tax consequences upon a sale, exchange, redemption or retirement of an outstanding note.

This exchange offer is not expected to result in any United States federal income tax consequences to a nonexchanging Holder.

Issue Price of New Notes; Original Issue Discount

The new notes will be treated as newly issued debt with an issue price equal to the fair market value of the new notes on the Exchange Date.

A new note will be treated as issued with original issue discount if the excess of the new note’s “stated redemption price at maturity” (as defined below over its issue price equals or exceeds a de minimis amount (generally 0.25% of the new note’s stated redemption price at maturity multiplied by the number of years to its maturity, weighing each payment by reference to the number of full years elapsed from the Exchange Date to the anticipated date of such payment). A new note’s “stated redemption price at maturity” generally includes all payments on the new note other than payments of stated interest.

Generally, any de minimis original issue discount must be included in income as principal payments on the new notes are received. The amount includible equals the product of the total de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment and the denominator of which is the stated principal amount of the new note.

Generally, non-de minimis original issue discount on the new notes must be included in income as it accrues, before (and without regard to the timing of) receipt of the cash attributable to such income, and without regard to the Holder’s method of accounting, using a constant yield method. The amount of original issue discount includible in income is the sum of the daily portions of original issue discount with respect to a new note for each day during the taxable year or portion of the taxable year in which the Holder holds the new note.

Under certain circumstances (see “Description of the New Notes—Redemption at Our Option”), we may be required to pay amounts on the new notes that are in excess of stated interest or principal on the new notes. Under the United States Treasury Regulations, the possibility of additional payments under a debt instrument may be disregarded for purposes of determining the amount of original issue discount income to be recognized by the Holder in respect of the debt instrument (or the timing of such recognition) if the likelihood of the payments, as of the date the debt instrument is issued, is remote, the amount of potential payments is incidental or another applicable exception applies. We believe that the possibility of additional payments will be disregarded. Therefore, we do not intend to treat the possibility of such additional payments as affecting the amount of interest or original issue discount to be recognized by the beneficial owner of a new note or the timing or character of such recognition. Our determination is binding on each Holder unless the Holder explicitly discloses to the IRS in the proper manner that its determination is different than ours.

Our determination is not binding on the IRS. It is possible that the IRS may take a different position regarding the possibility of such additional payments. If that position were sustained, the timing, amount and character of income recognized with respect to the new notes might differ substantially, and possibly adversely, from the consequences described herein.

Payments of Stated Interest

Stated interest paid on the new notes will generally be taxable to a United States Holder as ordinary interest income at the time the interest accrues or is received in accordance with such Holder’s method of accounting for United States federal income tax purposes.

Payments of Accrued and Unpaid Interest on the Outstanding Notes

Each Holder whose outstanding notes are accepted for exchange by us will receive on the first interest payment date for the new notes an amount representing (a) interest, if any, accrued from the most recent interest payment date in respect of the outstanding notes up to but not including the Exchange Date (“old note accrued interest”), less (b) interest, if any, accrued on the new notes up to but not including the Exchange Date (pre-issuance interest). By exchanging outstanding notes for new notes pursuant to the Exchange Offer, each Holder whose outstanding notes are accepted for exchange agrees to treat the entire amount of the old note accrued interest as having been received on such interest payment date for United States federal income tax purposes. Additionally, each Holder agrees to treat the portion of the stated interest received on the new notes constituting pre-issuance interest on the first interest payment date as a nontaxable return of capital.

Sale, Redemption, Retirement or Other Disposition of the Notes

In general, upon the sale, redemption, retirement or other taxable disposition of a new note, a United States Holder will recognize capital gain or loss equal to the difference between the amount realized on such sale, redemption, retirement or other disposition (not including any amount attributable to accrued but unpaid interest that the United States Holder has not already included in gross income) and such Holder’s adjusted tax basis in the note. Any amount attributable to accrued but unpaid interest that the United States Holder has not already included in gross income will be treated as a payment of interest. See “Payments of Interest” above. A United States Holder’s adjusted tax basis in a note generally will equal the cost of the outstanding note, reduced by any principal payments received by such Holder and increased by any accrued but unpaid interest the Holder has included in income.

Under current law, a noncorporate United States Holder generally will be subject to a maximum tax rate of 20% (15% for taxable years beginning before January 1, 2013) on net capital gains realized by the Holder on the disposition of capital assets (including the notes) held for more than one year. Capital losses realized by a Holder from the disposition of capital assets (including the notes) during any taxable year are, with minor exceptions, deductible only to the extent of capital gains realized in that taxable year or subsequent taxable years.

Unearned Income Tax

For taxable years beginning after December 31, 2012, a United States Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Unearned Income Tax”) on the lesser of (1) the United States Holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States Holder’s adjusted gross income (increased by certain amounts of excluded foreign income) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States Holder’s net investment income will generally include its interest income and net gain from the disposition of the Notes, unless such interest income and net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income may, however, be reduced by properly allocable deductions to such income. United States Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Unearned Income Tax to their income and gains from the Notes.

Tax Consequences to Foreign Holders

The following summary is a general description of certain United States federal income tax consequences to a “Foreign Holder” (which, for the purpose of this discussion, means a Holder that is not a United States Holder). Special rules not discussed in this summary may apply to certain Foreign Holders, including a Holder that is (within the meaning of the Code) a “controlled foreign corporation,” a “passive foreign investment company,” an “expatriate,” or a “foreign personal holding company.” The following summary is additionally subject to the discussion below concerning backup withholding.

Exchange Offer

A Foreign Holder will not recognize gain or loss from the exchange of an outstanding note for a new note regardless of whether such Holder is otherwise subject to United States federal income tax with respect to income derived from an outstanding note or a new note under the rules described below.

Payments of Interest

Assuming that a Foreign Holder’s income from a new note is not “effectively connected” with the conduct by such Holder of a trade or business in the United States, payments of interest (including original issue discount) on a new note to a Foreign Holder will not be subject to United States federal income tax or withholding tax, provided that:

•	such Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such Holder is not, for United States federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	such Holder is not a bank receiving interest in the manner described in Code Section 881(c)(3)(A); and

•	the certification requirements imposed under Code Section 871(h) or 881(c) (summarized below) are met.

Payments of interest on a new note that do not satisfy all of the foregoing requirements are generally subject to United States federal income tax at a flat rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met), which will be collected through withholding by our paying agent.

Except to the extent otherwise provided under an applicable tax treaty, a Foreign Holder generally will be subject to United States federal income tax in the same manner as a United States Holder with respect to interest on a new note if such interest is effectively connected with the conduct of a United States trade or business by such Holder. Effectively connected interest income will not be subject to withholding tax if the Foreign Holder delivers an IRS Form W-8ECI to the paying agent. Effectively connected interest income received by a corporate Foreign Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate).

Sales, Exchange, Redemption or Retirement of a New Note

In general, a Foreign Holder will not be subject to United States federal income tax or withholding tax on the receipt of payments of principal on a new note or on any gain recognized on the sale, redemption, retirement or other taxable disposition of a new note, unless:

•	such Foreign Holder is a nonresident alien individual who is present in the United States for 183 or more days during the taxable year of disposition and certain other conditions are met; or

•	the gain is effectively connected with the conduct of a United States trade or business by the Foreign Holder.

Any amount paid to a Foreign Holder on the sale, redemption, retirement or other taxable disposition of a new note that is attributable to accrued but unpaid interest will be treated in the same manner as payments of interest made to a Foreign Holder (as described above under “—Payments of Interest”).

Withholding Tax Exemption Procedures

In order to obtain the exemption from United States federal income tax withholding described above, either (1) a Foreign Holder of a new note must provide a certificate containing its name and address, and certify, under penalties of perjury, to our paying agent that such Holder is a Foreign Holder, or (2) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (a “Financial Institution”) that holds a new note on behalf of the Foreign Holder must (a) certify, under penalties of perjury, to our paying agent that the required certificate has been received from the Foreign Holder by it or by an intermediary Financial Institution and (b) furnish a copy of the certificate to our paying agent. A certificate described in this paragraph is effective only with respect to payments of interest made to the Foreign Holder after issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. The foregoing certification may be provided by the Foreign Holder on IRS Form W-8BEN, W-8IMY or W-8EXP, as applicable.

Backup Withholding and Information Reporting

Backup withholding tax (presently imposed at the rate of 28%) but scheduled to increase to 31% after 2012 and certain information reporting requirements apply to certain payments of principal and interest or the proceeds of sale made to certain Holders of new notes.

In the case of a noncorporate United States Holder, information reporting requirements will apply to payments of principal or interest made by our paying agent on a new note. The payor will be required to impose backup withholding tax if:

•	a Holder fails to furnish its Taxpayer Identification Number (“TIN”) (which, for an individual, is the individual’s Social Security number) to the payor in the manner required;

•	a Holder furnishes an incorrect TIN and the payor is so notified by the IRS;

•	the payor is notified by the IRS that such Holder has failed to properly report payments of interest or dividends; or

•

under certain circumstances, a Holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and is not subject to backup withholding for failure to report interest or dividend payments.

Backup withholding and information reporting do not apply with respect to payments made to certain exempt recipients, including a corporation.

In the case of a Foreign Holder, backup withholding will not apply to payments of principal or interest made by our paying agent on a new note (absent actual knowledge that the Holder is actually a United States Holder) if the Foreign Holder has provided the required certification under penalties of perjury that it is not a United States Holder or has otherwise established an exemption from backup withholding. If the Foreign Holder provides the required certification, such Holder may nevertheless be subject to United States federal income tax withholding as described above under “– Tax Consequences to Foreign Holders.”

Backup withholding tax is not an additional tax. Rather, any amount withheld from a payment to a Holder is generally allowed as a credit against such Holder’s United States federal income tax liability and may entitle the Holder to a refund provided that certain required information is provided to the IRS.

Additional Future Information Reporting and Withholding Requirements

Under the provisions of the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which include hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles regardless of their size) must comply with new information reporting rules with respect to their United States account holders and investors or confront a new withholding tax on United States source payments made to them. Specifically, FATCA requires that foreign financial institutions enter into an agreement with the United States government to collect and provide the IRS substantial information regarding United States account holders of such foreign financial institution. Additionally, FATCA requires all other foreign entities that are not financial institutions to provide the withholding agent with a certification identifying the substantial United States owners of such foreign entity.

A foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will be subject to a new 30% withholding tax with respect to any “withholdable payments” made after December 31, 2012, other than such payments that are made on “obligations” that are “grandfathered” from the application of the FATCA reporting and withholding requirements, For this purpose, withholdable payments are United States source payments otherwise subject to nonresident withholding tax and also include the entire gross proceeds from the sale of any equity or debt instruments of United States issuers. As enacted, FATCA grandfathered only those obligations that were outstanding on March 18, 2012. However, under proposed IRS regulations issued February 8, 2012 (but not yet adopted as final regulations, the “Proposed FATCA Regulations”), obligations that are outstanding on January 1, 2013, will be grandfathered from the FATCA reporting and withholding requirements. Therefore, if the Proposed FATCA Regulations are adopted in their current form, payments made on the new notes should not be subject to such FATCA requirements.

LEGAL MATTERS

The validity of the new notes will be passed upon for us by Ballard Spahr LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Generation incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Constellation Energy Group, Inc. and Baltimore Gas and Electric Company included as Exhibit 99.1 to Generation’s Current Report on Form 8-K/A dated March 9, 2012 and filed on May 25, 2012 have been incorporated by reference in this Prospectus in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

Information Not Required In Prospectus

Item 20. Indemnification of Directors and Officers

Section 4.6 of Generation’s operating agreement provides, as follows:

The Member shall, and any officer, employee or agent of the Company may in the Member’s absolute discretion, be indemnified by the Company to the fullest extent permitted by Section 8945 of the Pennsylvania Limited Liability Company Law of 1994 and as may be otherwise permitted by applicable law.

Section 8945 of the Pennsylvania Limited Liability Company Law of 1994 provides that:

8945. Indemnification.

(a) General rule. Subject to such standards and restrictions, if any, as are set forth in the operating agreement, a limited liability company may and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

(b) When indemnification is not to be made. Indemnification under subsection (a) shall not be made in any case where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The certificate of organization or operating agreement may not provide for indemnification in the case of willful misconduct or recklessness.

(c) Grounds. Indemnification under subsection (a) may be granted for any action taken and may be made whether or not the company would have the power to indemnify the person under any other provision of law except as provided in this section and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the company. Such indemnification is declared to be consistent with the public policy of this Commonwealth.

(d) Payment of expenses. Expenses incurred by a member, manager or other person in defending any action or proceeding against which indemnification may be made under this section may be paid by the company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the company.

(e) Rights to indemnification. The indemnification and advancement of expenses provided by or granted under this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to serve in the capacity as to which he was indemnified and shall inure to the benefit of the heirs, executors and administrators of such person.

(f) Mandatory indemnification. Without regard to whether indemnification or advancement of expenses is provided under subsections (a) and (d), a limited liability company shall be subject to section 8331(2) (relating to rules determining rights and duties of partners) and both the members and the managers, if any, shall be deemed to be general partners for purposes of applying that section.

In addition, the officers and employees of Generation are insured under policies of insurance, within the limits and subject to the limitations of the policies, against claims made against them for acts in the discharge of their duties, and the registrant is insured to the extent that it is required or permitted by law to indemnify the officers and employees for such loss. The premiums for such insurance are paid by Generation.

Item 21. Exhibits

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Certificate of Formation of Exelon Generation Company, LLC (incorporated by reference to File No. 333-85496, Form S-4 dated May 30, 2012, Exhibit 3-1).

3.2	First Amended and Restated Operating Agreement of Exelon Generation Company, LLC executed as of January 1, 2001 (incorporated herein by reference to File No. 333-85496, 2003 Form 10-K, Exhibit 3-8).

4.1	Indenture between Exelon Generation Company, LLC and U.S. Bank National Association, as trustee relating to Generation senior debt securities (incorporated by reference to File No. 333-85496, Form 8-K dated September 28, 2007, Exhibit 4.1).

4.2	Form of 2022 Note (incorporated by reference to File No. 333-85496, Form 8-K dated June 18, 2012, Exhibit 4.1).

4.3	Form of 2042 Note (incorporated by reference to File No. 333-85496, Form 8-K dated June 18, 2012, Exhibit 4.1).

4.4	Registration Rights Agreement dated June 18, 2012 among Generation, Barclays Capital Inc., RBS Securities Inc., Scotia Capital (USA) Inc. and UBS Securities LLC as representatives of the several initial purchasers named therein as representatives of the several underwriters named therein (incorporated by reference to File No. 333-85496, Form 8-K dated June 18, 2012, Exhibit 1.1).

5.1*	Opinion of Ballard Spahr LLP regarding the legality of the Securities.

12.1**	Statement regarding computation of ratio of earnings to fixed charges for Generation.

23.1**	Consent of PricewaterhouseCoopers LLP.

23.2**	Consent of PricewaterhouseCoopers LLP.

23.3**	Consent of PricewaterhouseCoopers LLP.

23.4*	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

25.5*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association, as trustee under the Indenture relating to Generation senior debt securities.

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

*	Filed previously
**	Filed herewith

Item 22. Undertakings

(a) Each undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unexchanged at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.

(i) any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of a Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 30th day of November, 2012.

EXELON GENERATION COMPANY, LLC

By:	/s/ Christopher M. Crane
Christopher M. Crane
President
(Principal Executive Officer)

By:	/s/ Andrew L. Good
Andrew L. Good
Senior Vice President and
Chief Financial Officer
(Principal Financial Officer)

By:	/s/ Robert Aiken
Robert Aiken
Vice President and
Chief Accounting Officer
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 30th day of November, 2012

EXELON VENTURES COMPANY, a Delaware limited liability company, as the Managing Member

EXELON CORPORATION, a Pennsylvania Corporation, as the Managing Member

By:	/s/ Christopher M. Crane
Christopher M. Crane
President and Chief Executive Officer and Director
(Principal Executive Officer)

By:	/s/ Jonathan W. Thayer
Jonathan W. Thayer
Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)

By:	/s/ Duane M. DesParte
Duane M. DesParte
Vice President and Corporate Controller
(Principal Accounting Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher M. Crane or Jonathan W. Thayer and each or any one of them, his true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys in fact and agents, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mayo A. Shattuck III Mayo A. Shattuck III	Director and Chairman, Exelon Corporation	November 30, 2012

/s/ Ann C. Berzin Ann C. Berzin	Director, Exelon Corporation	November 30, 2012

/s/ John A. Canning, Jr. John A. Canning, Jr.	Director, Exelon Corporation	November 30, 2012

/s/ M. Walter D’Alessio M. Walter D’Alessio	Director, Exelon Corporation	November 30, 2012

/s/ Yves C. de Balmann Yves C. de Balmann	Director, Exelon Corporation	November 30, 2012

/s/ Nicholas DeBenedictis Nicholas DeBenedictis	Director, Exelon Corporation	November 30, 2012

/s/ Nelson A. Diaz Nelson A. Diaz	Director, Exelon Corporation	November 30, 2012

/s/ Sue L. Gin Sue L. Gin	Director, Exelon Corporation	November 30, 2012

/s/ Paul L. Joskow Paul L. Joskow	Director, Exelon Corporation	November 30, 2012

/s/ Robert J. Lawless Robert J. Lawless	Director, Exelon Corporation	November 30, 2012

/s/ Richard W. Mies Richard W. Mies	Director, Exelon Corporation	November 30, 2012

/s/ William C. Richardson William C. Richardson	Director, Exelon Corporation	November 30, 2012

/s/ Thomas J. Ridge Thomas J. Ridge	Director, Exelon Corporation	November 30, 2012

/s/ John W. Rogers, Jr. John W. Rogers, Jr.	Director, Exelon Corporation	November 30, 2012

/s/ Stephen D. Steinour Stephen D. Steinour	Director, Exelon Corporation	November 30, 2012

/s/ Don Thompson Don Thompson	Director, Exelon Corporation	November 30, 2012

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Formation of Exelon Generation Company, LLC (incorporated by reference to File No. 333-85496, Form S-4 dated May 30, 2012, Exhibit 3-1).

3.2	First Amended and Restated Operating Agreement of Exelon Generation Company, LLC executed as of January 1, 2001 (incorporated herein by reference to File No. 333-85496, 2003 Form 10-K, Exhibit 3-8).

4.1	Indenture between Exelon Generation Company, LLC and U.S. Bank National Association, as trustee relating to Generation senior debt securities (incorporated by reference to File No. 333-85496, Form 8-K dated September 28, 2007, Exhibit 4.1).

4.2	Form of 2022 Note (incorporated by reference to File No. 333-85496, Form 8-K dated June 18, 2012, Exhibit 4.1).

4.3	Form of 2042 Note (incorporated by reference to File No. 333-85496, Form 8-K dated June 18, 2012, Exhibit 4.1).

4.4	Registration Rights Agreement dated June 18, 2012 among Generation, Barclays Capital Inc., RBS Securities Inc., Scotia Capital (USA) Inc. and UBS Securities LLC as representatives of the several initial purchasers named therein as representatives of the several underwriters named therein (incorporated by reference to File No. 333-85496, Form 8-K dated June 18, 2012, Exhibit 1.1).

5.1*	Opinion of Ballard Spahr LLP regarding the legality of the Securities.

12.1**	Statement regarding computation of ratio of earnings to fixed charges for Generation.

23.1**	Consent of PricewaterhouseCoopers LLP.

23.2**	Consent of PricewaterhouseCoopers LLP.

23.3**	Consent of PricewaterhouseCoopers LLP.

23.4*	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

25.5*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association, as trustee under the Indenture relating to Generation senior debt securities.

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

*	Filed previously
**	Filed herewith